EXHIBIT 10.1

SERVICES AGREEMENT

This Services Agreement is a legal agreement ("Agreement") between 30DC, Inc., a Maryland corporation ("30DC"), having its principal place of business at 80 Broad Street, Fifth Floor, New York, NY 10004, and Henry Pinskier ("Pinskier") having his principal address as 22 Helenslea Road Caulfield 3161 This Agreement shall be effective as August 1, 2015.

RECITALS

WHEREAS, Pinskier has served as 30DC's board chair since January 2013 and is familiar with 30DC's business, including operations, personnel, product development and public company requirements,

WHEREAS, 30DC wishes to utilize the services of Pinskier as 30DC Interim Chief Executive Officer ("Int. CEO"),

NOW, THEREFORE, the parties agree as follows:

1. Scope of Services. In consideration for payment as required herein, Pinskier agrees to provide the services to and on behalf of 30DC, as said services are more specifically described and fully set forth in Annexure A (Services), which is attached hereto and made a part hereof by this reference. Hereinafter the services to be performed by Pinskier referred to as "CEO Services."

2. Term. The parties agree that the initial term of this Agreement ("Initial Term") shall be from the Effective Date, listed above, through June 30, 2015.  However, if 30DC employs or otherwise contracts a permanent CEO, this agreement will be terminated effective the starting date of the permanent CEO.

3. Consideration.

A. In consideration for providing the CEO Services, 30DC agrees to issue to Pinskier and or nominees two million (2,000,000) shares of restricted 30DC common stock within 15 days of signing this agreement.

B. Pinskier acknowledges that once the two million shares have been issued that he will continue providing CEO Services for the remainder of the contract term with no additional compensation.

C. The parties agree that compensation to Pinskier under this agreement is in addition to the compensation Pinskier receives for serving as 30DC board chair.

4.   Relationship Of Parties. It is understood by the parties that Pinskier is an independent contractor with respect to 30DC, and not an employee of 30DC. 30DC will not provide fringe benefits, including health insurance benefits, paid vacation, retirement benefits or any other employee benefit, for the benefit of Pinskier.

5. Choice of Law. Parties expressly agree that the laws of the State of Delaware, without regard to its conflict of laws principles, shall govern and apply to this Agreement in all respects, including, without limitation, with regard to limitations and/or exclusion of certain types of damages. The parties agree that New York courts shall have exclusive jurisdiction over each party's person and all arguments to the contrary are expressly waived. Parties expressly agree that any dispute, cause-of-action, suit or proceeding commenced as a result of this Agreement, shall be litigated in the state or federal court of proper jurisdiction with venue in New York to the exclusion of all others. Parties expressly waive any and all claims of venue and jurisdiction in the state within which its principal place of business or domicile is located or of any other state and agrees that the State of New York is the only state having the proper venue and jurisdiction of this Agreement.

6. Duty of Confidentiality. During the contract term, Pinskier will be privy to and have access to information relating to the business of 30DC, which is not generally available in the public domain nor readily ascertainable by independent investigation, which is subject to reasonable efforts of secrecy, and which secret nature gives 30DC a competitive advantage. It is agreed that any and all information relating to the business of 30DC acquired during the contract term is the sole property of 30DC and constitutes confidential materials, which are trade secrets of 30DC. Any information obtained or used by Pinskier in his capacity as Int. CEO for 30DC shall be deemed to be information related to 30DC's business and exclusively owned by 30DC. Such information includes, but is not limited to:

(i) Any leads for business from any source, including from the Internet;

(ii) All of the papers, records, files, documents, products, systems, programs, confidential reports (including, without limitation, technical information on the performance of 30DC or its businesses and the development or acquisition, future business or business enhancements), marketing strategies, sales efforts and training, lists of clients, vendors and contractors, sources of customers or potential recruits maintained or created by 30DC, including without limitations, letters and other correspondence, inter-office memoranda, mailing lists, manuals, profiles, forms, procedural or marketing information and other materials developed by 30DC or at its direction, or under its supervision or required to be maintained by any computer data base, manual or memoranda or by the directives of the management of 30DC, 30DC's ways of doing business, including search engine utilization strategies; and

(iii.) Any and all documents, formulae, logarithms, code, language, plans, specifications, software, constituting "Intellectual Property," associated, in any way, with or developed by 30DC, as that term is commonly used and understood between the parties, and in the industry, and for which 30DC has taken steps to keep such information/technology secret from outside third parties.

Collectively the information and materials referenced in 6(A) (i)-(iii) shall be referenced to herein as "Trade Secrets." Pinskier agrees that the Trade Secrets are assets belonging solely to 30DC and that they have significant value to 30DC.

8. General Provisions.

A. Entire Agreement. This Agreement (a) contains the entire agreement among the parties, which said Agreement expressly includes and incorporates herein Annexure A, which is attached hereto; (b) except as otherwise provided for herein, may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with such amendment or waiver; and (c) is binding upon and inures to the benefit of the parties, and their respective personal representatives, successors and assigns, except as set forth above.

B. Construction Principles. Words in any gender are deemed to include the other gender. The singular is deemed to include the plural and vice versa. The headings and underlined paragraph titles are for guidance only and have no significance in the interpretation of this Agreement.

C. Counterparts. The Agreement may be executed in any number of counterparts, each of which is deemed an original and as executed shall constitute one agreement, binding on the parties even though the parties do not sign the same counterpart. A fax or electronic signature shall constitute the same as an original for all purposes.

D. Assignment. Neither party may assign or otherwise transfer this Agreement without the written consent of the other party.

This Agreement shall inure to the benefit of and bind the parties hereto and their respective legal representatives, successors and assigns.

E. Severance Clause. The invalidity or unenforceability of any part of this Agreement does not invalidate or affect the remainder, which continues to govern the relative rights and duties of the parties as though the invalid or unenforceable part were not a part hereof.

F. Attorney's Fees. In the event of a breach of this Agreement, the prevailing party is entitled to recover from the breaching party all attorneys' fees and costs incurred in enforcing this Agreement, with or without suit.

30DC, Inc.	Henry Pinskier

By:/s/ Theodore A. Greenberg	/s/ Henry Pinskier
CFO, Theodore A. Greenberg	Henry Pinskier

Date: 12/22/15	Date: 21/12/15

ANNEXURE A

SERVICES

Interim Chief Executive Officer ("Int. CEO") is responsible for leading the development and execution of 30DC's long-term strategy with a view to creating shareholder value. The Int. CEO's leadership role also entails being ultimately responsible for all day-day management decisions and implementing 30DC's long and short term plans.  The Int. CEO acts as a liason between the Board and management and communicates to the board on behalf of management. The Int. CEO also communicates of behalf of 30DC to shareholders, employees, Government authorities, other stakeholders and the public.

Specific duties and responsibilities will include but not be limited to;

An active role in searching for a permanent Chief Executive Officer,

An active role in seeking capital funding including attracting potential investors and making presentations to potential investors,

Oversight of technology management and the product development process,

An active role in development and implementation of marketing strategies,

Ensure that expenditures are within the annual budget

Assess principal risks and assure these risks are being monitored and managed,

Ensure effective internal controls and management information systems are in place,

Ensure high standards of corporate citizenship and social responsibility,

Communicate effectively with the board, shareholders, employees, Government authorities, other stakeholders and the public.

PRICING OF SERVICES

Two million (2,000,000) shares of restricted 30DC common stock  plus out of pocket costs for travel and other expenses approved by 30DC, Inc. in advance.